Exhibit 99.1


(For Immediate Release)


                PARAGON TRADE BRANDS ANNOUNCES CHAPTER 11 FILING

        FILING WILL ENABLE PARAGON TO PURSUE AN APPEAL OF RECENT JUDGMENT WHILE CONTINUING OPERATIONS AND MAINTAINING DELIVERY OF ITS PRODUCTS


Norcross, GA, January 7, 1998 - Paragon Trade Brands, Inc. (NYSE: PTB) today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition was filed with the federal court in the Northern District of Georgia.

The goal of the Chapter 11 petition is to enable the Company to conduct its business in the ordinary course and propose a plan of reorganization to restructure its financial obligations. The filing will also enable Paragon to pursue an appeal of a recent adverse judgment in a patent infringement lawsuit with The Procter & Gamble Company as well as an antitrust counterclaim which was previously dismissed by the Court. At the time the judgment was rendered, Paragon also announced that it had previously entered into an agreement with P&G which is designed to ensure that this patent dispute will not inhibit Paragon's ability to provide its customers a continuous supply of products for six months while pursuing the appeal.

In late December, Paragon announced that the federal district court in Delaware had rendered an unfavorable judgment against the Company in its lawsuit with P&G regarding whether either company had infringed a valid patent of the other. The judgment entitled P&G to damages based on sales of Paragon diapers containing an "inner leg gather" feature. While a final number has not been entered by the Court, Paragon has estimated the liability to be approximately $160 to $200 million. At the time the decision was rendered, Paragon announced its intent to appeal this decision as well as the dismissal of its antitrust counterclaim against P&G.

"The decision to file under Chapter 11 was a difficult and painful one," stated Bobby Abraham, Chief Executive Officer of Paragon. "After attempts to engage in discussions to resolve the patent issues with P&G proved fruitless, it became apparent that it was necessary to file in order to allow for an orderly appeal of the Court's recent decision, to enable us to restructure our financial obligations, including the judgment, and to continue to meet our obligations to our customers. We continue to believe that the patents asserted by P&G are invalid and not infringed by our products."

"Paragon has been in the store brand disposable baby diaper business for 25 years and is committed to providing our customers superior products and service," Mr. Abraham noted. "Protecting their interests and providing the consumer a value alternative to branded products has been and remains our top priority."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products and household cleaners




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and air freshener products,  which are distributed  throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina and Brazil for the sale of infant disposable diapers and other absorbent personal care products.



Alan J. Cyron
Executive Vice President and Chief Financial Officer
Paragon Trade Brands, Inc.
180 Technology Parkway
Norcross, GA  30092
770/300-4200






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